STATE OF NEVADA
ROSS MILLER Secretary of State		SCOTT W ANDERSON Deputy Secretary for Commercial Recordings
OFFICE OF THE
SECRETARY OF STATE

Certified Copy

May 29, 2014

Job Number:	C20140529-2816
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20140391206-68	Amendment	3 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Nita Hibshman

Certificate Number: C20140529-2816

You may verify this certificate

online at http://www.nvsos.gov/

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4069

Telephone (775) 684-5708

Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1	Filed in the office of	Document Number
Carson City, Nevada 89701-4520		20140391206-68
(775) 684-5708 Website: www.nvsos.gov		Filing Date and Time
	Ross Miller	05/29/2014 1:00 PM
	Secretary of State	Entity Number
	State of Nevada	C7725-1999
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
 For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

EnerJex Resources, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

See Attachment A regarding amendment to Article IV - Capital Stock.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: See attachment B

4. Effective date and time of filing: (optional)	Date: May 30, 2014	Time: 4:59 p.m.
(must not be later than 90 days after the certificate is field)

5.  Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 11-27-13

Attachment a

To certification of amendment

Of

EnerJex Resources, Inc.

2. The articles have been amended follows:

ARTICLE IV - CAPITAL STOCK.

Section I. Authorized Shares. The total number of shares that this corporation is authorized to issue is 250,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of Preferred Stock, par value$0.001 per share. Preferred stock and additional classes of shares may be issued from time to time as the Board of Directors may determine in its sole judgment and without the necessity of action by the holders of Shares. Upon the effective time of the filing of this Certificate of Amendment with which this Section 1 of this Article IV is being amended, as such effective time is set forth in Section 4 of page 1 of such Certificate of Amendment (the "Effective Time"), each one (1) share of the Corporation's Common Stock, whether issued and outstanding or held by the Corporation as treasury stock, is and shall be reclassified, and changed into 1/15th of a fully paid and nonassessable share of Common Stock (the "Reverse Stock Split"); provided, however, that no fractional interests in shares of Common Stock shall be issued to any holder of fewer than fifteen (15) shares of Common Stock immediately prior to the Effective Time, and that in lieu of such fractional interests, the Corporation shall pay in cash to each such holder of a fraction of a share immediately following the Reverse Stock Split a price per whole post-Reverse Stock Split share of Common Stock equal to the greater of (i) the product of (x) fifteen (15), multiplied times (y) the average closing price of the Common Stock on the ten (10) trading days ended on the last trading day immediately prior to the day on which the Effective Time of the Reverse Stock Split occurs, or (ii) $11.25 per whole post-Reverse Stock Split share of Common Stock. Each certificate that, immediately prior to the Effective Time, represented shares of Common Stock ("Old Certificates"), thereafter shall represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and changed, subject to the elimination of fractional interests in shares of Common Stock as described above. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

Attachment B

To certification of amendment

Of

EnerJex Resources, Inc.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the reverse stock split is:

Votes to Reverse Stock Split was approved by 54.94%